Exhibit 4.4

Escrow Agreement

                This ESCROW AGREEMENT (this “Agreement”) is dated as of ________, 2001, by and among ADVANCED POWER TECHNOLOGY, INC., a Delaware corporation (“APT”), GHz TECHNOLOGY, INC., a Delaware corporation (“GHz”), Frank Schneider, solely in his capacity as Shareholder Representative (“Shareholder Representative”), and Silicon Valley Bank, a _____________ banking corporation (the “Escrow Agent”).

RECITALS:

                A.            APT and GHz have entered into an Agreement and Plan of Merger, dated as of ____________, 2001 (the “Merger Agreement”), pursuant to which GHz will be merged into GHz Acquisitions, Inc., a Delaware corporation wholly owned by APT (“Sub”), with the Sub as the surviving corporation of the merger (the “Merger”).

                B.            Pursuant to Section 2.5 of the Merger Agreement, APT will deliver $1,500,000 to the Escrow Agent to be held and disbursed in accordance with the terms of the Merger Agreement and this Agreement.

                C.            Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

                Now, therefore, for and in consideration of the promises, covenants and mutual agreements contained in the Merger Agreement and this Agreement, the parties agree as follows:

AGREEMENTS:

ESCROW FUNDS

Delivery.  At or before the Effective Time, APT will deliver $1,500,000 (the “Escrow Funds”) to the Escrow Agent.  The portion of the Escrow Funds contributed on behalf of each stockholder of the GHz shall be as set forth on Schedule A.

Receipt.  The Escrow Agent shall acknowledge receipt of the Escrow Funds from APT promptly upon receipt thereof.

Investment of Escrow Funds. The Escrow Agent shall invest the Escrow Funds in: (a) interest bearing bank account(s) of federally-insured banks, or (b) such other investments as APT and the Shareholder Representative may jointly authorize the Escrow Agent to make from time to time. All interest or other accretion derived from the Escrow Funds shall become part of the Escrow Funds and subject to the terms hereof. GHz covenant to pay all taxes attributable to interest or other accretion derived from property held in the Escrow Funds.

DISBURSEMENT OF ESCROW FUNDS

                The Escrow Agent shall dispose of or distribute the Escrow Funds only in accordance with this Section 2.

Procedure for Claims.  The following procedure shall govern the application of the Escrow Funds to satisfy any claims by the APT Indemnified Parties, which may be brought pursuant to Article VIII of the Merger Agreement.  Notwithstanding the foregoing, the basis for claims against the Escrow Funds and any limitations thereon, shall be governed by the Merger

Agreement, which shall be controlling between APT, GHz and Shareholder Representative for all purposes of this Agreement and shall be applicable between APT, GHz and Shareholder Representative to the extent inconsistent with any provision of this Agreement.

APT shall promptly give written notice to Shareholder Representative and the Escrow Agent of any claim against the Escrow Funds.  The written notice shall specify (i) in reasonable detail, the factual basis for such claim and (ii) in good faith, the estimated portion of the Escrow Funds to be reserved against the claim.

Upon receipt of a claim, the Escrow Agent shall set aside the amount of cash included in the Escrow Funds equal to the lessor of the aggregate amount of such claim, as set forth in such written notice, or the entire Escrow Agreement to be held or disbursed (the “Set Aside Amount”) only (i) pursuant to joint instructions in writing from APT and Shareholder Representative or (ii) pursuant to a final judgement or final court order from a court of competent jurisdiction directing disposition thereof, after all appeals or applicable appeal periods have been exhausted (“Court Order”).

All claims shall be resolved by APT and Shareholder Representative in accordance with the Merger Agreement.

Distribution of Escrow Funds.

On the nine (9) month anniversary of the date of this Agreement or, if such date is not a business day, on the next succeeding business day, the Escrow Agent shall transfer to the persons identified on Schedule A the Escrow Funds less the Set Aside Amount previously set aside by the Escrow Agent pursuant to Section 2.1(b).  The portion of the Escrow Funds delivered to each person on Schedule A shall be as set forth therein.

With respect to the Set Aside Amount set aside and held by the Escrow Agent as of such date in accordance with Section 2.1(b), the Set Aside Amount shall continue to be held and not released to any party except upon the resolution of the applicable claim(s) in accordance with the procedures of this Agreement and the Merger Agreement.

Joint Instructions.  In the event that the Escrow Agent receives joint instructions in writing from APT and Shareholder Representative, such instructions may be revoked only (i) if Escrow Agent has not already acted upon such joint instructions and (ii) pursuant to further joint instructions in writing of APT and Shareholder Representative or a Court Order.

Purpose.  None of the Escrow Funds will be available for any purpose, other than as described herein.

ESCROW AGENT

Appointment and Duties.  APT and Shareholder Representative hereby appoint Escrow Agent to serve hereunder, and the Escrow Agent hereby accepts such appointment and agrees to perform all duties, which are expressly set forth in this Agreement.

Compensation.  Compensation will be paid to the Escrow Agent by APT as specified in Schedule B hereto.  In the event the activities of the Escrow Agent or the term of this Agreement are restricted or extended as a result of any dispute or court action, pending or otherwise, the fees of the Escrow Agent will continue to accrue pursuant to Schedule B hereto, and the parties hereto agree to pay all such fees promptly when due, regardless of the status of the dispute and/or any court action, pending or otherwise, unless the dispute is occasioned by the Escrow Agent’s gross negligence or willful misconduct in performing its specified duties.

Indemnification.  The Escrow Agent and its officers, directors, agents and employees shall be indemnified for and held harmless from any and all claims, regardless of nature, arising out of or because of this Agreement, except as such may arise because of the Escrow Agent’s gross negligence or willful misconduct in performing its specified duties as Escrow Agent hereunder.  Promptly after the receipt by the Escrow Agent of notice of any claim, the Escrow Agent shall, if a claim in respect thereof is to be made against any of the other parties hereto or against the Escrow Funds, notify APT and the Shareholder Representative in writing.  Notwithstanding the foregoing, but provided that such notice shall have been given, the failure by the Escrow Agent to give such notice promptly shall not relieve the parties from any liability which such parties may have to the Escrow Agent hereunder except to the extent the defense of such action is prejudiced thereby.  The parties hereto acknowledge and agree that any payment to the Escrow Agent pursuant to this Section 3.3 shall be borne by APT; provided, however, that the provisions of this Agreement shall not in any way limit the rights of the parties under Article VIII of the Merger Agreement.

Resignation.  The Escrow Agent may resign at any time upon giving the parties hereto sixty (60) days’ prior written notice of such resignation to that effect.  In such event, the successor shall be such person, firm or corporation as shall be mutually selected by APT and the Shareholder Representative.  It is understood and agreed that such resignation shall not be effective until a successor accepts its appointment and agrees to act hereunder; provided, however, if no successor is appointed and acting hereunder within sixty (60) days after such notice is given, the Escrow Agent may, but need not, deliver the Escrow Funds then in escrow into a court of competent jurisdiction.  Upon the acceptance in writing of any appointment as Escrow Agent hereunder by a successor Escrow Agent, such successor Escrow Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Escrow Agent, and the retiring Escrow Agent shall be discharged from its duties and obligations under this Agreement, but shall not be discharged from any liability for actions taken as Escrow Agent hereunder prior to such succession.  After any retiring Escrow Agent’s resignation or removal, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Agreement.

Counsel.  The Escrow Agent may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in reliance upon the advice of such counsel.

Legal Actions.  The Escrow Agent shall not be required to institute or defend any action or legal process involving any matter referred to herein which in any manner affects it or its duties or liabilities hereunder unless or until requested to do so by the other parties to this

Agreement, and then only upon receiving full indemnity in an amount of such character as it shall reasonably require, against any and all claims, liabilities, judgment, reasonable attorney’s fees and other reasonable expenses of every kind in relation thereto, except in the case of its own willful misconduct or gross negligence.

LIABILITIES OF ESCROW AGENT

Limitations.  The Escrow Agent shall be liable only to accept, hold and deliver the Escrow Funds in accordance with the provisions of this Agreement and amendments thereto; provided, however, that the Escrow Agent shall not incur any liability with respect to (a) any action taken or omitted in good faith upon the advice of its counsel given with respect to any questions relating to its duties and responsibilities as Escrow Agent under this Agreement, so long as such action is consistent with the terms of this Agreement, or (b) any action taken or omitted in reliance upon any instrument which the Escrow Agent shall in good faith believe to be genuine (including the execution, the identity or authority of any person executing such instrument, its validity and effectiveness, and the truth and accuracy of any information contained therein), to have been signed by a proper person or persons, and to conform to the provisions of this Agreement.  The Escrow Agent shall exercise the same degree of care toward the Escrow Funds as it would exercise toward its own similar property.

Collateral Agreements.  The Escrow Agent shall not be bound in any way by any contract or agreement between other parties hereto, whether or not it has knowledge of any such contract or agreement or of its terms or conditions.

TERMINATION

                This Agreement shall be terminated (a) upon disbursement or release of the entire or remaining Escrow Funds by the Escrow Agent in accordance with the provisions hereof, (b) by written mutual consent signed by all parties or (c) upon delivery of the Escrow Funds then in escrow into a court of competent jurisdiction in accordance with Section 3.4 hereof.  This Agreement shall not be otherwise terminated.

OTHER PROVISIONS

Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

To APT:	405 S.W. Columbia Street
Bend, Oregon 97702
Attention: Patrick Sireta
Telephone: 541-382-8028
Fax: 541-388-0371

With a copy to:	Davis Wright Tremaine LLP
(which shall not	1300 SW Fifth Avenue
constitute notice)	Portland, Oregon 97201
to:	Attention: Dave Baca, Esq.
Telephone: 503-778-5306
Fax: 503-778-5299

To GHz:	3350 Scott Boulevard, Building No. 27
Santa Clara, California 95054
Attention: Frank Schnieder
Telephone:
Fax:

With a copy to:	McCutchen, Doyle, Brown & Enersen, LLP
(which should not	1900 University Avenue
constitute notice)	East Palo Alto, California 94303
Attention: Bartley C. Deamer, Esq.
Telephone: 650-849-4400
Fax: 650-849-4800

To Shareholder Representative:	c/o GHz
3350 Scott Boulevard, Building No. 27
Santa Clara, California 95054
Attention: Frank Schnieder
Telephone:
Fax:

To Escrow Agent:

Attention:
Telephone:
Fax:

Benefit and Assignment.  The rights and obligations of each party under this Agreement may not be assigned without the prior written consent of all other parties.  Subject to the foregoing sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Entire Agreement; Amendment.  This Agreement and the Merger Agreement contain all the terms agreed upon by the parties with respect to the subject matter hereof.  This Agreement may be amended or modified only by written agreement executed by APT and Shareholder Representative, and if the amendment in any way affects the compensation, duties and/or responsibilities of the Escrow Agent, by a duly authorized representative of the Escrow Agent.  No waiver of any provision hereof or rights hereunder shall be binding upon a party unless evidenced by a writing signed by such party.

Headings.  The headings of the sections and subsections of this Agreement are for ease of reference only and do not evidence the intentions of the parties.

Governing Law.  THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF DELAWARE (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF).

Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR

COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Counterparts.  This Agreement may be signed upon any number of counterparts with the same effect as if the signatures on all counterparts are upon the same instrument.

                IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

ADVANCED POWER TECHNOLOGY, INC.

By:
Name:
Title:

GHz TECHNOLOGY, INC.

By:
Name:
Title:

SILICON VALLEY BANK

By:
Name:
Title:

Frank Schneider, solely in his capacity as Shareholder Representative

SCHEDULE A

Stockholder List

SCHEDULE B

Compensation

The annual fee of $____________ for administering this Escrow Agreement is payable in advance at the time of closing and if applicable, will be invoiced each year to the appropriate party(ies) on the anniversary date of the closing of the Escrow Agreement.

Out-of-pocket expenses such as, but not limited to postage, courier, overnight mail, insurance, money wire transfer, long distance telephone charges, facsimile, stationery, travel, legal or accounting, etc., will be billed at cost.

These fees do not include extraordinary services which will be priced according to time and scope of duties.  The fees shall be deemed earned in full upon receipt by the Escrow Agent, and no portion shall be refundable for any reason, including without limitation, termination of the Escrow Agreement.

It is acknowledged that the schedule of fees shown above are acceptable for the services mutually agreed upon.